FOR IMMEDIATE RELEASE                                          SCOTT J. DUNCAN
                                                               FX Energy, Inc.
November 1, 2004                                3006 Highland Drive, Suite 206
                                                    Salt Lake City, Utah 84106
                                             (801) 486-5555 Fax (801) 486-5575
                                                              www.fxenergy.com
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             FX Energy Begins Drilling Rusocin-1 Well

Salt Lake City, November 1, 2004   FX Energy, Inc. (Nasdaq: FXEN) announced
today that the Rusocin-1 well started drilling on October 29, 2004. The well is located in the Company's Fences-1 project area in Poland and is planned to test a Rotliegendes sandstone target at a depth of approximately 2,500 meters. The Rusocin-1 location is approximately 7 kilometers south of the Zaniemysl-3 discovery well announced by FX Energy earlier this year. The Polish Oil and Gas Company ("POGC") owns a 51% interest and will operate the Rusocin-1 well and FX Energy owns 49%.

The Sroda-4 well located in FX Energy's Fences II project area has reached the top of the Zechstein formation at a depth of approximately 3,000 meters. The well will be logged and 9 5/8 inch casing will be run and cemented. Upon completion of these operations, the approximately 620 meters of Zechstein consisting of salts, anhydrites, dolomites and limestones will be drilled, logged, cased and cemented prior to drilling into the Rotliegendes sandstone target.

FX Energy holds interests in four project areas in Poland:

   . The Fences I project area covers approximately 265,000 acres in western Poland's Permian Basin. FX Energy holds a 49% interest except for approximately 45,000 acres around the Zaniemysl-3 well where FX holds 24.5%, CalEnergy holds 24.5% and POGC holds 51%.

   . The Fences II project area covers approximately 670,000 acres in western Poland's Permian Basin. FX Energy has a 49% interest in Fences II and POGC holds 51%.

   . The Fences III project area covers approximately 770,000 acres in western Poland's Permian Basin. FX Energy holds a 100% interest.

   . The Wilga project area covers approximately 250,000 acres in central Poland; FX Energy holds a 45% interest.
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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com.

This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's other SEC reports.